Exhibit 99.1
Community Bankers Trust Corporation Announces
Quarterly Dividend, New Officers
and Date of 2009 Annual Meeting
May 8, 2009 (Glen Allen, Virginia) — Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that its Board of Directors has declared a quarterly dividend of $0.04 per share with respect to the Company’s outstanding common stock. The dividend will be payable on May 29, 2009 to shareholders of record at the close of business on May 18, 2009.
The Company also announced recent hirings at its corporate headquarters in Glen Allen, Virginia, and in its Georgia and Maryland markets. At the corporate headquarters, Rex L. Smith, III has joined the Company as Chief Administrative Officer, and Lawrence N. Ashworth has joined as the Company’s Chief Credit Officer. In addition, Rocklyn E. Hunt is the Company’s regional market president in Georgia, and Richard J. Oppitz, Jr. is the Company’s regional market president in Maryland. The Company also hired John M. Oakey, III as Senior Legal Counsel.
Rex Smith will be responsible primarily for the integration and consolidation of the operations of the Company’s banking divisions, with an emphasis on maximizing operational efficiencies throughout the Company. Before joining the Company, Mr. Smith was the Central Virginia President for Gateway Bank and Trust, and he headed Gateway’s mergers and acquisitions division. He was President and Chief Executive Officer of The Bank of Richmond for seven years until Gateway acquired it in 2007. Mr. Smith has 28 years of experience in the banking industry in the Richmond and Charlottesville, Virginia area, including positions at the former Guaranty Bank, Central Fidelity Bank and Crestar Bank.
Larry Ashworth will be responsible primarily for enhancing the Company’s loan policies and credit procedures in order to improve credit decisions and documentation and overall quality control. Mr. Ashworth served as Chief Credit Officer and Chief Risk Manager for Gateway’s Central Virginia region until he joined the Company. He was Chief Credit Officer and Chief Lending Officer of The Bank of Richmond for five years prior to Gateway’s acquisition. Mr. Ashworth has 37 years of experience in the banking industry in the Richmond area, including senior management positions at the former Signet Bank.
Rock Hunt will be responsible for overseeing the operations for the four branches of Essex Bank in Georgia. The Company acquired these branches in November 2008, following its assumption of the operations of The Community Bank in Loganville from the Federal Deposit Insurance Corporation. Before joining the Company, Mr. Hunt was Chief Executive Officer of the North Georgia Group of Regions Financial Corporation for four years. In that position, he oversaw regional operations with respect to over $2.0 billion in deposits and 16 branches. Mr. Hunt joined Regions in 1996 and has 33 years of experience in the banking industry, primarily in Georgia.

Dick Oppitz will be responsible for overseeing the operations for the seven branches of Essex Bank in Maryland. The Company acquired these branches in January 2009, following its assumption of the operations of Suburban Federal Savings Bank from the Federal Deposit Insurance Corporation. Mr. Oppitz was most recently Executive Vice President and Chief Credit Officer of Bay National Bank in Lutherville, Maryland, for three years. He also served as Executive Vice President — Office of the Chairman and Senior Credit Officer for Provident Bank of Maryland for 12 years. Mr. Oppitz has 38 years of experience in the banking industry in Maryland.
Jay Oakey will serve as the Company’s general counsel and will be responsible for managing all of its legal matters, including corporate governance, regulatory compliance and vendor management. Before joining the Company, Mr. Oakey was Assistant General Counsel at Circuit City Stores, Inc., where he was responsible for corporate governance and securities law matters. He had previously been a partner at Williams Mullen, a law firm headquartered in Richmond, where he worked primarily with the firm’s community bank clients.
George M. Longest, Jr., the Company’s President and Chief Executive Officer, stated, “We are very excited with the skills that each of these individuals bring to our company. Each of them has extensive knowledge and experience within our industry and, in particular, the various markets that we serve. We believe that these individuals will add the strength to our organization that we need to continue to implement our growth strategies.”
Mr. Longest added, “In addition to these five individuals, we have hired a number of other key employees throughout our organization to support our market needs and our core operational needs. These positions include regional financial officers and a special assets officer. While we are in the process of consolidating certain functional areas following our Georgia and Maryland acquisitions, all of our new hires are solidifying the infrastructure that we have built over the past 11 months as a much larger organization and that we will continue to build in the future.”
The Company also announced that it will hold its 2009 annual meeting of stockholders on June 18, 2009. The meeting will be held at The Place at Innsbrook in Glen Allen, Virginia at 10:00 a.m. local time.
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About Community Bankers Trust Corporation
Community Bankers Trust Corporation is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.3 billion in assets, $1.1 billion in deposits, $810 million in loans, and $175 million in capital. Based on the closing stock price on May 7, 2009, of $3.79 per common share, total market capitalization for the Company is $81.4 million.
The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. In Virginia, two offices operate under the name of “Bank of Goochland” and one office each operates under the names of “Bank of Powhatan,” “Bank of Louisa” and “Bank of Rockbridge.”
Additional information is available on the Company’s website at www.cbtrustcorp.com.
Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: general economic and market conditions, either nationally or locally; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the quality or composition of the Company’s loan or investment portfolios; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. These factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.
Contact: Bruce E. Thomas
Senior Vice President and Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343